Exhibit 10.15
SECOND AMENDED AND RESTATED CALL OPTION AGREEMENT
AMONG
AMERICAN CAPITAL STRATEGIES, LTD.,
AMERICAN CAPITAL EQUITY I, LLC,
AMERICAN CAPITAL EQUITY II, LLC,
AND
THOMAS D. LOGAN
          SECOND AMENDED AND RESTATED CALL OPTION AGREEMENT (this “Agreement”), entered into this ___ day of December, 2007 by and among AMERICAN CAPITAL STRATEGIES, LTD., a corporation existing under the laws of the State of Delaware (“ACS”), AMERICAN CAPITAL EQUITY I, LLC, a limited liability company existing under the laws of the State of Delaware (“ACE I”), AMERICAN CAPITAL EQUITY II, LLC, a limited liability company existing under the laws of the State of Delaware (“ACE II”, together with ACE I, “ACE”, and together with ACS, “ACAS”), and THOMAS D. LOGAN (“Logan”).
          WHEREAS, as of the date hereof, the Major Investor (as defined below) is the owner of shares of Preferred Stock, Warrants and Class B Common Stock (each as defined below), of Mirion Technologies, Inc., a Delaware corporation (the “Company”);
          WHEREAS, in connection with the Master Restructuring Agreement and Plan of Merger dated as of December 22, 2005, and effective as of December 31, 2005, the Company became the sole stockholder of each of Global Dosimetry Solutions (“GDS”), Dosimetry Acquisitions (U.S.), LLC (“Dosimetry”) and IST Acquisitions, Inc. (“IST”);
          WHEREAS, pursuant to the Call Option Agreement between ACS and Logan dated April 19, 2004, Logan was granted certain rights to purchase common stock of GDS and Dosimetry from the Major Investor (the “Original Agreement”);
          WHEREAS, the Original Agreement was amended and restated on August 18, 2006 (the “Amended and Restated Agreement”) to provide Logan with a call option to purchase shares of Class A Common Stock (as defined below) from the Major Investor; and
          WHEREAS, each of ACAS and Logan desires to amend and restate the Amended and Restated Agreement to add an ROI (as defined below) component to the vesting of Logan’s IRR Options and to add ACE I and ACE II as parties hereto.
          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS

Terms not otherwise defined in the text of this Agreement shall have the following meanings:
          1.1 “Affiliate” shall mean any entity controlling, controlled by or under common control with ACAS.
          1.2 “Business Day” shall mean any day of the year on which national banking institutions in New York, New York and Orange County, California are open to the public for conducting business and are not required or authorized to close.
          1.3 “Cash Inflows” as used herein shall include payments of dividends, distributions, redemptions, premiums and proceeds received by the Major Investor in connection with the Investment, excluding any structuring, management or other fees or the reimbursement of any expenses received by the Major Investor in connection therewith.
          1.4 “Cash Outflows” as used herein shall mean the purchase price paid by the Major Investor for the Investment.
          1.5 “Change of Control” shall mean a transaction or a series of related transactions involving:
          (a) The sale of fifty-one percent (51%) or more of the assets (based on their fair market value) of the Company; or
          (b) The sale by the Major Investor or stockholders of the Company in a single transaction or in a series of related transactions of equity securities constituting greater than fifty percent (50%) of the voting power of the equity securities of the Company; or
          (c) Any consolidation, merger or recapitalization of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Company’s voting stock would be converted into cash, securities and/or other property, other than any such transaction in which holders of the Company’s voting stock immediately before the transaction, in the aggregate, have (or upon conversion, exercise or similar action would have) on the same proportionate basis that existed prior to the transaction, more than fifty percent (50%) of the voting power of all issued and outstanding securities of the surviving corporation after the transaction.
For the avoidance of doubt, the conversion of Preferred Stock into Common Stock by the Major Investor shall not be deemed a “Change of Control”.
          1.6 “Class A Common Stock” shall mean the Company’s Class A Common Stock, par value $.001 per share.
          1.7 “Class B Common Stock” shall mean the Company’s Class B Common Stock, par value $.001 per share.

          1.8 “Common Stock” shall mean the Class A Common Stock and the Class B Common Stock.
          1.9 “Fully Diluted Basis” shall mean the total number of shares of Common Stock which are issued and outstanding plus the total number of shares of Common Stock which would be issued and outstanding assuming the exercise of all outstanding options issued pursuant to the Company’s 2006 Stock Plan, the exercise of all warrants or rights to purchase Common Stock and the conversion of all outstanding securities, including the Preferred Stock.
          1.10 “Investment” shall mean any investment, whether before or after the date hereof, in any equity security (or security convertible into equity) of the Company or any subsidiary thereof by the Major Investor, including, for the avoidance of doubt, the Preferred Stock, Warrants and Common Stock and any investment in any equity security of each of GDS, Dosimetry and IST.
          1.11 “IPO” shall mean an initial public offering of Common Stock in an underwritten offering under the Securities Act of 1933, as amended.
          1.12 “IRR” shall mean the interest rate (compounded annually) determined using the XIRR function of the Microsoft Excel program that, when used to calculate the net present value of all Cash Inflows and all Cash Outflows, causes such net amount to equal zero, and shall be calculated at the times and in the manner set forth herein.
          1.13 “Logan Employment Agreement” shall mean the Employment Agreement between Logan and the Company dated as of the date hereof, as amended from time to time.
          1.14 “Major Investor” shall mean ACAS, together with its Affiliates, or any successor or assign (provided that such successor or assign is a successor or assign of all or a material part of the assets of ACAS and its Affiliates).
          1.15 “Preferred Stock” shall mean the Series A-1 Convertible Participating Preferred Stock and Series A-2 Convertible Participating Preferred Stock of the Company, par value $.001 per share.
          1.16 “ROI” shall be calculated by dividing (x) the amount of cash return received by the Major Investor in respect of the equity securities being transferred or sold in connection with a Change of Control or IPO, as applicable, by (y) the amount of total cash Investment made in such equity securities.
          1.17 “Warrants” shall mean the warrants to purchase shares of Class A Common Stock.

ARTICLE II
IRR CALL OPTIONS
          2.1 Grant of IRR Call Option. Subject to the terms hereof, the Major Investor hereby grants Logan the option (the “IRR Call Option”) to purchase from the Major Investor up to 54,564 shares of Class A Common Stock (the “IRR Option Shares”). The IRR Call Option is exercisable at a price of $88.75 per share (the “IRR Exercise Price”).
          2.2 Vesting of IRR Option Shares. No IRR Option Share shall be exercisable until it has vested as set forth herein. IRR Option Shares shall vest and become exercisable in accordance with the following:
          (a) 18,188 IRR Option Shares shall automatically vest and become exercisable in the event the Major Investor either (i) receives at least a twenty-five percent (25%) IRR or (ii) achieves an ROI of at least 2.0x, in each case with respect to the Investment upon a Change of Control or an IPO;
          (b) An additional 18,188 IRR Option Shares shall automatically vest and become exercisable in the event the Major Investor either (i) receives at least a thirty percent (30%) IRR or (ii) achieves an ROI of at least 2.25x, in each case with respect to the Investment upon a Change of Control or an IPO; and
          (c) The remaining 18,188 IRR Option Shares shall automatically vest and become exercisable in the event the Major Investor either (i) receives at least a forty percent (40%) IRR and Cash Inflows equal to at least two times Cash Outflows or (ii) achieves an ROI of at least 2.75x, in each case with respect to the Investment upon a Change of Control or an IPO.
          2.3 Determination of Major Investor’s IRR and ROI.
          (a) The determination of the Major Investor’s IRR and ROI (and Logan’s vesting as a result thereof) shall be measured, for purposes of Sections 2.2(a)-(c) with respect to a Change of Control or an IPO, as promptly as practicable (i) upon a Change of Control and (ii) after the IPO in accordance with Section 2.3(b).
          (b) In the event of an IPO, the determination of the Major Investor’s IRR and ROI shall be determined in two (2) stages:
     (i) The IRR and ROI determinations regarding one-half (1/2) of the IRR Option Shares referred to in each of Sections 2.2(a)-(c) shall be made as of the close of business on the thirtieth day (or if not a Business Day, the next Business Day) following the effective date of the IPO based on the average of the closing prices of the Common Stock on the principal exchange or quotation system on which such shares are traded on the trading days during the thirty (30) day period following the IPO (the “Initial Trading Price”). Such average closing price shall be multiplied by the number of shares of Common Stock (including shares of Common Stock exercisable pursuant to any warrants or other convertible securities but, with respect to the Preferred Stock, only Preferred Stock which has a Conversion Price (as defined in the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time) that is less than the Initial Trading Price) held by the Major Investor and the result shall be treated as a Cash Inflow and shall be added to all other Cash Inflows for purposes of calculating the IRR and as a return on the Investment for purposes of calculating the ROI. If any preferred stock that is not convertible to Common Stock continues to be outstanding at the time of the determination of the IRR and ROI or if the Conversion Price of the Preferred Stock is equal to or greater than the Initial Trading Price, such preferred stock shall be valued at its liquidation preference plus any accrued but unpaid dividends and such amount shall also be added to all other Cash Inflows for purposes of calculating the IRR and treated as a return on the Investment for purposes of calculating ROI. To the extent that any such IRR Option Shares fail to vest based on such IRR and ROI determinations, such IRR Option Shares shall immediately lapse and be of no further effect.
     (ii) Vesting of the remainder of the IRR Option Shares shall be determined promptly after the Major Investor sells all of the Investment, based on the IRR and ROI taking into account the actual proceeds received by the Major Investor in such transaction or transactions in which such investment is sold. In the event that, following the IPO, the Major Investor fails to dispose of all of the Investment (such remaining portion referred to herein as the “Unliquidated Portion”), within two (2) years from the date of the IPO, the vesting of any remaining IRR Option Shares shall be determined as of the close of business on the second anniversary of the IPO (or if not a Business Day, the next Business Day) based upon the IRR and ROI computed assuming such Unliquidated Portion is sold at a price equal to the average closing price of the Common Stock for all trading days during the 365 days prior to such two (2) year anniversary (the “Subsequent Trading Price”). Such average closing price shall be multiplied by the number of shares of Common Stock that constitute the Unliquidated Portion (including shares of Common Stock exercisable pursuant to any warrants or other convertible securities but, with respect to the Preferred Stock, only Preferred Stock which has a Conversion Price that is less than the Subsequent Trading Price) held by the Major Investor and the result shall be treated as a Cash Inflow and shall be added to all other Cash Inflows for purposes of calculating the IRR and as a return on the Investment for purposes of calculating the ROI. If any preferred stock that is not convertible to Common Stock continues to be part of the Unliquidated Portion at the time of the determination of the IRR and ROI or if the Conversion Price of the Preferred Stock is equal to or greater than the Subsequent Trading Price, such preferred stock shall be valued at its liquidation preference plus any accrued but unpaid dividends, and such amount shall also be added to all other Cash Inflows for purposes of calculating the IRR and be treated as a return on the Investment for purposes of calculating the ROI. To the extent that any IRR Option Shares fail to vest based on such IRR and ROI determinations, such IRR Option Shares shall immediately lapse and be of no further effect.
          (c) Vesting of IRR Option Shares shall occur immediately prior to, but effective only upon, the Change of Control or IPO-related event giving rise to such vesting.
          (d) IRR and ROI determinations shall give effect to any reduction of the Major Investor’s IRR or ROI on the Investment as a result of the vesting of IRR Option Shares or of any other performance-based options, incentives, bonuses, restricted stock awards or other compensation, whether awarded by the Major Investor, the Company, or any of its subsidiaries that are tied to performance.
          (e) In calculating the IRR and ROI, it shall be assumed (1) that the Major Investor owns the percentage of outstanding shares of Common Stock as if on the date the IRR Call Option and the Time Call Option were granted, such options had been granted by the Company rather than by the Major Investor and (2) that the Major Investor received the benefits of the Change of Control Transaction or the IPO on the basis of such increased number of shares. In other words, the calculation of the IRR and ROI should exclude the increased dilution suffered by the Major Investor by granting the IRR Call Option and the Time Call Option on shares owned by the Major Investor rather than having the Company grant such options with respect to authorized but unissued shares. For example, and not by way of limitation, if on the date the IRR Call Option and the Time Call Option were granted, the Major Investor owned 80 shares out of 100 outstanding shares on a Fully Diluted Basis, or 80%, and granted an option for 6 shares (6% of the outstanding shares on a Fully Diluted Basis) to Logan, for purposes of calculating the IRR and ROI it will be assumed that the Company granted the options for 6 shares and that the Major Investor owned after the grant of the options, 75.5% of the outstanding shares on a Fully Diluted Basis (80 ÷ 106) rather than 74% (74 ÷ 100) of the shares on a Fully Diluted Basis. If a Change of Control Transaction were to occur, the Major Investor would be deemed to have received an amount from the net proceeds as if the Major Investor owned 75.5% of the outstanding shares on a Fully Diluted Basis for purposes of calculating the IRR and ROI. Similarly, if there is an IPO, in determining the number of shares owned by the Major Investor and sold for purposes of Section 2.3(b) above, the Major Investor will be deemed to hold the number of shares it would have held applying the adjustments and assumptions in this Section 2.3(e). If the IRR or ROI is being calculated at time of and as a result of the disposition by the Major Investor of all of its shares or as of the second anniversary of the IPO, the Major Investor will be deemed to have sold the additional shares deemed held as a result of the application of the assumptions and adjustments in this Section 2.3(e) at the time of and for the price realized by the Major Investor in its final sale of shares, or as contemplated by Section 2.3(b)(B), as applicable.
          2.4 Exercise by Major Investor Upon Change of Control. Upon a Change of Control (whether before or after the IPO), the Major Investor will have the right and shall have the obligation, but only to the extent that the IRR Option Shares vest upon such Change of Control, to sell in the contemplated Change of Control, at the same price and on the same terms as the Major Investor is selling its shares of Common Stock, the vested IRR Option Shares and promptly remit to Logan the net proceeds of such sale, less the aggregate per share IRR Exercise Price of such shares. The IRR and ROI of the Major Investor shall be determined, and any proceeds to which Logan is entitled shall be remitted to him, within twenty (20) days of a Change of Control transaction. To the extent the Major Investor’s IRR and ROI is dependent upon any escrow or contingent consideration, the Major Investor will recalculate its IRR and ROI at the time any escrow payments are received or contingent consideration paid and shall remit to Logan any additional net proceeds, less the aggregate per share Exercise Price of such additional shares, which are vested and sold as a result thereof.
          2.5 Exercise Upon IPO by Major Investor. At any time after the IPO, if the Major Investor is selling its entire Investment, the Major Investor shall be permitted to and shall have the obligation to sell all of its remaining shares of Common Stock, including those shares of Common Stock which may be exercisable for vested IRR Option Shares based upon the final determination of the Major Investor’s IRR and ROI (a “Market Disposition”). Any Market Disposition by the Major Investor shall be subject to the Major Investor’s obligation to remit to Logan the portion of the net proceeds attributable to his vested unexercised IRR Option Shares less the aggregate IRR Exercise Price thereof. In connection with a Market Disposition, the IRR and ROI of the Major Investor shall be determined, and any proceeds to which Logan is entitled shall be remitted to him, within thirty (30) days following such event.
          2.6 Exercise Procedure Generally.
          (a) At any time after any IRR Option Shares have vested, Logan may provide the Major Investor with five (5) Business Days prior written notice (the “Exercise Notice”) to exercise his option to purchase any IRR Option Shares that may be vested at the time. The Exercise Notice shall state the number of IRR Option Shares Logan desires to purchase and the aggregate IRR Exercise Price to be paid by Logan to the Major Investor for such shares.
          (b) The closing of any exercise of the IRR Call Option shall take place at 10:00 a.m. local time at the offices of the Major Investor, on the date specified for the proposed exercise in the Exercise Notice, at which time Logan shall deliver the appropriate consideration and the Major Investor shall deliver (or cause the Company to deliver) certificates representing the shares of Class A Common Stock to be sold, free and clear of any and all liens (except those imposed by this Agreement and the

Stockholders Agreement and applicable state securities laws generally), registered in the name of Logan or his designee.
          (c) Payment of all or any portion of the IRR Exercise Price and any applicable withholding requirements may be made by reducing the number of IRR Option Shares otherwise deliverable upon the exercise of the IRR Call Option by a number of IRR Option Shares having a fair market value equal to the IRR Exercise Price plus any applicable withholding.
          (d) To the extent that Logan has not exercised the IRR Call Option with respect to all vested IRR Option Shares, Logan shall be entitled to exercise such option by providing one or more additional Exercise Notices.
          (e) Each of ACS and ACE represents and warrants that (a) Schedule 1 hereto sets forth a table indicating the capitalization of the Company as of the date hereof and (b) ACS and ACE own the shares set forth opposite their respective names on Schedule 1.
ARTICLE III
TIME CALL OPTION
          3.1 Grant of Time Call Option. Subject to the other terms hereof, the Major Investor hereby grants Logan the option (the “Time Call Option” and, together with the IRR Call Option, the “ACAS Options”) to purchase from the Major Investor 17,750 shares of Class A Common Stock (the “Time Option Shares”), for an exercise price of $88.75 per share (the “Time Exercise Price”).
          3.2 Vesting of Time Option Shares. No Time Option Share shall be exercisable until it has vested as set forth herein. Time Option Shares shall vest and become exercisable in accordance with the following:
          (a) [42]/48ths of the Time Option Shares shall be vested as of the date hereof and 1/48th of the Time Option Shares shall automatically vest and become exercisable on the last day of each of the [six (6)] months after the date hereof.
          (b) Notwithstanding the foregoing:
     (i) all Time Option Shares shall fully vest immediately prior to but effective upon a Change of Control; and
     (ii) fifty percent (50%) of the then unvested Time Option Shares shall vest and become exercisable in the event of an IPO.
          3.3 Exercise of Time Call Option.

          (a) Upon a Change of Control (whether before or after the IPO), the Major Investor will have the right and obligation to sell in the contemplated Change of Control, at the same price and on the same terms as the Major Investor is selling shares of Common Stock, the vested Time Option Shares and promptly remit to Logan the net proceeds of such sale, less the aggregate per share Time Exercise Price of such shares, and any proceeds to which Logan is entitled within twenty (20) days of the Change in Control.
          (b) At any time after the IPO, if the Major Investor is selling its entire Investment, the Major Investor shall be permitted to and shall be obligated to sell all of its remaining shares of Common Stock, including those shares of Common Stock which are Time Option Shares. Any such sale by the Major Investor shall be subject to the Major Investor’s obligation to remit to Logan the portion of the net proceeds attributable to his vested unexercised Time Option Shares, less the aggregate Time Exercise Price thereof and applicable withholding, within thirty (30) days following such sale. Any proceeds which are attributable to Logan’s unvested Time Option Shares at the time of such sale shall be held in trust by the Major Investor and shall be payable (less the aggregate Time Exercise Price thereof) to Logan upon exercise of the underlying Time Option Shares after such shares have vested.
          (c) Notwithstanding Section 3.3(a) and (b) above, Logan (or any transferee permitted by Section 8.3) may provide the Major Investor five (5) days prior written notice (the “Time Exercise Notice”) of his or her desire to exercise the Time Call Option with respect to any vested Time Option Shares. The Time Exercise Notice shall state the number of Time Option Shares desired to be purchased and the aggregate amount of consideration to be paid to the Major Investor for such shares (which amount shall equal the number of Time Option Shares to be purchased multiplied by the Time Exercise Price). In the event that the Time Call Option is being exercised by someone other than Logan, the Time Exercise Notice shall be accompanied by proof (satisfactory to the Major Investor) of such person’s right to exercise the Time Call Option.
          (d) The closing of any exercise of the Time Call Option shall take place at 10:00 a.m. local time at the offices of the Major Investor, on the date specified for the proposed exercise in the Time Exercise Notice, at which time Logan (or any transferee permitted by Section 8.3) shall deliver the appropriate consideration and the Major Investor shall deliver (or cause the Company to deliver) certificates representing the shares of Class A Common Stock to be sold, free and clear of any and all liens (except those imposed by this Agreement, the Stockholders Agreement and applicable state securities laws generally), registered in the name of Logan or any other person exercising the Time Call Option.
          (e) Payment of all or any portion of the Time Exercise Price and any applicable withholding requirements may be made by reducing the number of Time Option Shares otherwise deliverable upon the exercise of the Time Call Option by a number of Time Option Shares having a fair market value equal to the Time Exercise Price plus any applicable withholding.

          (f) To the extent that Logan has not exercised the Time Call Option with respect to all Time Option Shares, Logan shall be entitled to exercise the Time Call Option by providing one or more additional Time Exercise Notices.
ARTICLE IV
FORFEITURE OF OPTIONS
          4.1 IRR Call Option.
          (a) The IRR Call Option shall automatically terminate and be of no further force or effect, regardless of the vesting of any underlying IRR Option Shares on August 18, 2014 (the “IRR Term”).
          (b) If Logan’s employment with the Company is terminated by the Company for Cause (as defined in the Logan Employment Agreement), the IRR Call Option shall terminate and be of no further force or effect, regardless of the vesting of any underlying IRR Option Shares.
          (c) If Logan’s employment with the Company is terminated by Logan without Good Reason (as defined in the Logan Employment Agreement), all unvested IRR Option Shares shall terminate and be of no further force or effect and all vested IRR Option Shares shall continue to be exercisable for a period of one (1) year following the date of termination of employment.
          (d) If Logan’s employment with the Company is terminated by the Company without Cause, by Logan with Good Reason, upon the expiration of the Employment Period (as defined in the Logan Employment Agreement), for death or Disability (as defined in the Logan Employment Agreement) (collectively “No Cause Termination”), all unvested IRR Option Shares shall remain outstanding (and eligible to vest in connection with any subsequent Change of Control or IPO) for a period of twelve (12) months; provided, however, if an IPO does occur within such twelve (12) month period, any remaining unvested IRR Option Shares shall remain eligible to vest in accordance with the terms of Section 2.4(b)(B). To the extent that there is no Change of Control or IPO in such twelve (12) month period, the vesting of any unvested IRR Option Shares shall be determined as of the last day of such twelve month period assuming the Investment is sold as of such time and the Major Investor receives a Cash Inflow equal to the fair market value of the Investment as reflected in the financial statements of the Major Investor. All vested IRR Option Shares shall be exercisable through the end of the IRR Term in the case of a No Cause Termination.
          (e) Notwithstanding anything contained in this Section 4.1, if Logan continues to be employed by the Company after the expiration of the Employment Period, the IRR Call Option will continue to be subject to the terms of this Section 4.1 as if the Employment Agreement were still in effect (i.e., for purposes of determining

“Cause,” “Good Reason” and “Disability,” the provisions of the Logan Employment Agreement shall apply).
          4.2 Time Call Option. The Time Call Option shall expire on the earliest to occur of:
          (a) August 18, 2014 (the “Time Call Term”);
          (b) ninety (90) days after termination of Logan’s employment by the Company for any reason other than for Cause (as defined in the Logan Employment Agreement);
          (c) the date of termination of Logan’s employment by the Company if termination is for Cause or if Cause exists on such date; or
          (d) ninety (90) days after the date of Logan’s termination of his employment for Good Reason.
ARTICLE V
ADJUSTMENTS; PREFERRED STOCK
          5.1 Adjustment. In the event of a subdivision of outstanding shares of Common Stock, a declaration of a dividend payable in shares of such Common Stock, a combination or consolidation of the outstanding shares of such Common Stock into a lesser number of shares, a recapitalization, a spin-off, a reclassification or a similar occurrence, the Major Investor shall make appropriate adjustments in (i) the number of IRR Option Shares or Time Option Shares, as the case may be, subject to the call options set forth herein and (ii) the IRR Exercise Price or Time Exercise Price, as the case may be.
          5.2 Reclassification or Reorganization.
          (a) If at any time before the expiration of the IRR Term or the Time Call Term there shall be a Change of Control or any consolidation, merger or recapitalization of the Company in which it is not the continuing or surviving corporation or pursuant to which the Company’s voting stock would be converted into cash, securities and/or other property, and the shares issuable on exercise of the ACAS Options are not sold pursuant to and in accordance with Sections 2.4 and 2.5, lawful provision shall be made so that Logan shall thereafter be entitled to receive upon exercise of the ACAS Options, the number of shares of stock or other securities or property of the successor corporation resulting from any such transaction which a holder of the shares deliverable upon exercise of the ACAS Options would have been entitled to receive in such transaction if the ACAS Options had been exercised immediately before such transaction. Upon any such transaction, this Agreement shall continue in full force and effect and the terms hereof shall be applicable to the shares of stock and other securities and property receivable on the exercise of the ACAS Options after the consummation of such transaction, and shall be binding upon the issuer of any such stock or other securities, whether or not such person shall have expressly assumed the terms of this Agreement.
          (b) In case there occurs any reclassification or change of the outstanding securities of the Company or of any reorganization of the Company (or any other corporation the stock or securities of which are at the time receivable upon the exercise of the ACAS Options) or any similar corporate reorganization on or after the date hereof; then and in each such case Logan, upon the exercise hereof at any time after the consummation of such reclassification, change, or reorganization shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which Logan would have been entitled upon such consummation if Logan had exercised the ACAS Options immediately prior thereto, all subject to further adjustment pursuant to the provisions of this Agreement.
          5.3 Preferred Stock. As of the date hereof, none of ACS, ACE I or ACE II own shares of Class A Common Stock but own shares of Preferred Stock and Warrants each of which entitle ACS, ACE I or ACE II to acquire shares of Class A Common Stock, including, without limitation in connection with exercises of the ACAS Options. Each of ACS, ACE I and ACE II agrees that it will in a timely fashion convert its Preferred Stock into or exercise its Warrants for Class A Common Stock in an amount sufficient to permit exercises of the ACAS Options in accordance with the terms hereof. Any exercise of the ACAS Options shall be pro rata among ACS, ACE I and ACE II such that upon exercise of the ACAS Options, the number of shares of Class A Common Stock to be purchased by Logan from ACS, ACE I and ACE II in respect of such exercise shall be based on the percentage of Preferred Stock, Common Stock and Warrants held by ACS, ACE I and ACE II, as applicable, as it relates to the total number of shares of Preferred Stock, Common Stock and Warrants held by ACS, ACE I and ACE II collectively. For example, if Logan exercises an ACAS Option to purchase 100 shares of Class A Common Stock, and at such time, ACS owns 700 shares of Class A Common Stock, ACE I owns 200 shares of Class A Common Stock and ACE II owns 100 shares of Class A Common Stock, Logan shall purchase 70 shares of Class A Common Stock from ACS, 20 shares of Class A Common Stock from ACE I and 10 shares of Class A Common Stock from ACE II. The parties agree that any sale of Preferred Stock in a Change of Control shall be considered a sale of Common Stock issuable on conversion thereof for purposes of Sections 2.4 and 3.3(a) hereof and the Major Investor’s obligations thereunder. The parties agree that any sale by the Major Investor of shares of Preferred Stock as part of a transaction contemplated by Sections 2.5 and 3.3(b) hereof shall be considered a sale of the Common Stock issuable on conversion thereof and the Major Investor’s obligations thereunder.
ARTICLE VI
NOTICES AND INFORMATION; REGISTRATION

          6.1 Notices. The Major Investor will provide Logan the following information and notices:
          (a) Thirty (30) days notice of any potential Change of Control or IPO, including the anticipated price and other terms, an estimate of the IRR, ROI and the number of IRR Option Shares which would vest and become exercisable and an estimate of the net proceeds which would be received by Logan as a result of completion of the Change of Control or IPO.
          (b) Within ten (10) Business Days of any of the events or dates set forth in Section 2.3(b), the Major Investor will provide Logan information in writing in reasonable detail with respect to such event or the occurrence of such date setting forth the IRR and ROI as calculated by the Major Investor, the Cash Outflows and Cash Inflows received or disbursed to date, and the number of IRR Option Shares vested as a result of any such event or as a result of the occurrence of any date.
          (c) Following the occurrence of any Change in Control and concurrently with the disbursement to Logan of any proceeds payable to him in accordance with the terms of this Agreement, a statement in reasonable detail setting forth the manner in which the amount of proceeds payable to him was calculated, including, without limitation, the Cash Inflows and Cash Outflows (including dates and nature of transaction), the IRR, ROI and the number of IRR Option Shares which vested as a result.
          (d) In each of the cases set forth in (a) to (c) above, the nature and detail of the information required to be presented is that which would permit Logan to compute the IRR using the information used by the Major Investor to compute the IRR and ROI.
          6.2 Reduction of Call Options. Notwithstanding the grants of IRR Option Shares and Time Option Shares set forth herein, the net amount of such shares for which the options herein are exercisable shall be reduced, on an economically equivalent basis, by each option to purchase such shares granted to Logan by the Company after the date hereof, provided that the terms of such replacement options are no less favorable to Logan than (based on an objective “no less favorable than” standard) the terms of the options granted pursuant to this Agreement.
          6.3 Registration.
          (a) Following an IPO, to the extent that in the reasonable opinion of counsel to the Company, the IRR Call Option, the Time Call Option or the Stock Options (as defined in the Employment Agreement), as the case may be, are eligible for registration on Form S-8 (or if such form is not available, such other similar form as is available), the Major Investor shall cause the Company on or before the date forty-five (45) days after the IPO, to register on Form S-8 the shares issuable on exercise of the IRR Call Option, the Time Call Option or the Stock Options and to keep such registration statement effective until the earlier of (a) ten years from the date of the IPO or (b) the time at which Logan shall have disposed of all shares issuable on exercise of the IRR Call Option, the Time Call Option or the Stock Options. On and after the first anniversary of the IPO, the Company shall, at the request of Logan, file and keep effective and current for the period noted above, a “resale prospectus” registering for resale the shares issuable on exercise of the options referred to above.
          (b) If following an IPO, the IRR Call Option, the Time Call Option or the Stock Options, as the case may be, are not eligible for registration on Form S-8 (or if such form is not available, such other similar form as is available), but the Company is eligible to use Form S-3 (or any successor form) for registration of secondary sales of securities, the Major Investor shall, at the request of Logan, cause the Company to promptly register on Form S-3 the shares issuable on exercise of the IRR Call Option, the Time Call Option or the Stock Options and to keep such registration statement effective until the earlier of (a) ten years from the date of the IPO or (b) the time at which Logan shall have disposed of all shares issuable on exercise of any IRR Call Option, the Time Call Option or the Stock Options. On and after the first anniversary of the IPO, the Company shall, at the request of Logan, file and keep effective and current for the period noted above, a “resale prospectus” registering for resale the shares issuable on exercise such call options.
ARTICLE VII
NO RIGHTS AS STOCKHOLDER; STOCKHOLDERS AGREEMENTS
          7.1 No Rights as Stockholder. Logan acknowledges that he shall have no rights as a stockholder with respect to IRR Option Shares or Time Option Shares until Logan has exercised his option to purchase such shares and paid the purchase price therefore.
          7.2 Stockholders Agreement.
          (a) Logan acknowledges that the shares of Common Stock, if any, purchased pursuant to this Agreement shall be subject to all of the terms and conditions of the Stockholders Agreement and shall be deemed “Incentive Stock” (as defined therein) for all purposes thereunder.
          (b) ACAS, in its capacity as a Stockholder under the Stockholders Agreement hereby acknowledges that, pursuant to the terms of the Employment Agreement between Logan and the Company, Section 6.1(i)(b) of the Stockholders Agreement does not apply to Logan.
ARTICLE VIII
MISCELLANEOUS

          8.1 Notices. Any notice required, permitted, or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes when telecopied, when delivered by hand or received by registered or certified mail, postage prepaid, or by nationally recognized overnight courier service addressed to the party to receive such notice at the following address or any other address substituted therefor by notice pursuant to these provisions:
          If to the Major Investor, at:
American Capital Strategies, Ltd.
505 Fifth Avenue
New York, New York 10017
Attention: Robert Klein
 Managing Director and Principal
 Dustin Smith
 Principal
Fax: (212) 213-2060
          with a copy to:
American Capital Strategies, Ltd.
2 Bethesda Metro Center, 14th Floor
Bethesda, Maryland 20814
Attention: Compliance Officer
Fax: (301) 654-6714
          If to Logan, at his address as set forth in the records of the Company.
          8.2 Withholding Taxes. Logan acknowledges and agrees that the Major Investor may directly or indirectly withhold from any payments or distributions (including the distribution of any securities) under this Agreement all federal, state, city or other taxes that are required to be withheld pursuant to any law or governmental regulation.
          8.3 Assignability. Logan may not, without the Major Investor’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. Notwithstanding the foregoing, (a) the ACAS Options may be assigned by beneficiary designation, will or intestate succession, in which case IRR Option Shares or Time Option Shares, as the case may be, may be exercised by Logan’s heirs or any legal representative (provided the transferee agrees in writing to be bound by all provisions of this Agreement and to indemnify the Major Investor for any liability that may arise in connection with such transfer) and (b) all of ACAS’s rights and obligations hereunder may be assigned or transferred by ACAS to and may be assumed by and become binding upon and may inure to the benefit of any Major Investor. ACAS agrees that no Person shall become a Major Investor with respect to the Agreement without agreeing to be bound hereby.
          8.4 Investment Intent. Logan represents and agrees that the IRR Option Shares and Time Option Shares to be acquired hereunder will be acquired for investment, and not with a view to the sale or distribution thereof. Logan represents that he is an “accredited investor” (as defined in Regulation D under the Securities Act).
          8.5 Modification. This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver will operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.
          8.6 Effect of Prior Agreements. This Agreement, together with the Stockholders Agreement and the Employment Agreement constitute the sole and entire agreements and understandings between Logan and the Major Investor with respect to the matters covered hereby and thereby, and there are no other promises, agreements, representations, warranties or other statements between Logan and the Major Investor in respect to such matters not expressly set forth in these agreements. These agreements supersede all prior and contemporaneous agreements, understandings or other arrangements, whether written or oral, concerning the subject matter thereof, including the Original Agreement.
          8.7 Severability. All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.
          8.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original by the party executing the same but all of which together will constitute one and the same instrument.
          8.9 No Waiver. No course of dealing or any delay on the part of the Major Investor or Logan in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver of any other breach or default.

          8.10 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be wholly performed therein without reference to conflicts of law principles, except as otherwise provided.
          8.11 Binding Arbitration.
          (a) Logan and the Major Investor hereby agree that any controversy or claim arising out of or relating to this Agreement, including the arbitrability of any controversy or claim, which cannot be settled by mutual agreement will be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may, upon ten (10) days’ notice to the other party, be submitted to arbitration in Orange County, California, to the American Arbitration Association, before a single arbitrator appointed in accordance with the Commercial Dispute Resolution Procedures and Rules of the American Arbitration Association, as such procedures and rules may be amended from time to time and modified only as herein expressly provided. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.
          (b) The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The parties agree that this provision has been adopted by the parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.
          (c) Except as otherwise provided in this Agreement or by law, the arbitrator will be authorized to apportion its fees and expenses and the reasonable attorneys’ fees and expenses of either party as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expenses of the arbitrator will be borne equally by each party, and each party will bear the fees and expenses of its own attorney.
          (d) The parties will keep confidential, and will not disclose to any person (except to their legal advisors, in order to enforce any award hereunder or as may be required by law), the existence of any controversy under this Section 8.11, the referral of any such controversy to arbitration or the status or resolution thereof.
          (e) The parties acknowledge that this agreement to submit to arbitration includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law.
          (f) Each party acknowledges that (i) before entering into this Agreement, it has had the opportunity to consult with any attorney or other advisor of its choice, (ii) it has entered into this Agreement of its own free will, (iii) that no promises or representations have been made to induce it to enter into this Agreement other than the express terms set forth herein and (iv) that it has read this Agreement and understands all of its terms, including the waiver of rights set forth in this Section.

          IN WITNESS WHEREOF, the parties have duly executed and delivered this Amended and Restated Call Option Agreement to be effective as of the date first above written.

AMERICAN CAPITAL STRATEGIES, LTD.
By:	/s/ Robert Klein
Robert Klein
Senior Vice President

AMERICAN CAPITAL EQUITY I, LLC

By: American Capital Equity Management, LLC, Its manager

By:	/s/ Robert Klein
Robert Klein
Vice President

AMERICAN CAPITAL EQUITY II, LLC

By: American Capital Equity Management, LLC, Its manager
By:	/s/ Robert Klein
Robert Klein
Vice President

/s/ Thomas Logan THOMAS D. LOGAN

SECOND AMENDED AND RESTATED LOGAN CALL OPTION AGREEMENT